UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO

                                  RULE 13D-2(A)


           USOL HOLDINGS, INC. (f/k/a FIRSTLINK COMMUNICATIONS, INC.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   903 38Y 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             Linda Giunta Michaelson
                    Troop Steuber Pasich Reddick & Tobey, LLP
                       2029 Century Park East, 24th floor
                          Los Angeles, California 90067
                                 (310) 728-3316
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 22, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                               PAGE 2 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            AGL Investments No. 8 Limited Partnership
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []
                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Colorado
   -----------------------------------------------------------------------------

         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       4,986,250 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      4,986,250 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,986, 250 shares
   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                        [ ]
   -----------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     42.0% (18.8% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

                     PN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                               PAGE 3 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

  -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            General Motors Corporation, as Parent Holding Company of
            GMAC Commercial Mortgage Corporation
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []
                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS  2(d) or 2(e)
                                                                         []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Delaware
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       5,311,250 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY
                                        0 (See Response to Item 5)
          OWNED BY
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH
                                        5,311,250 shares
         REPORTING
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON
                                        0 (See Response to Item 5)
            WITH
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,311,250 shares
   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                        [ ]
   -----------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     43.6% (20.1% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

                     CO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                               PAGE 4 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
-------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Aspen Foxtrot Investments, LLC
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Michigan
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       2,250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      2,250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,250,000 shares

   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
                                                                        [ ]
   -----------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     24.6% (8.5% on a fully diluted basis, See Appendix B)

   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                 PAGE 5 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Aspen  Online Investments, LLC
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Michigan
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       1,937,500 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      1,937,500 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,937,500 shares
   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     25.8% (7.3% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                 PAGE 6 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            German American Capital Corporation
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []
                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Maryland
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       1,750,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH
                                        1,750,000 shares
         REPORTING
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON
                                        0 (See Response to Item 5)
            WITH
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,750,000 shares
   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     20.2% (6.6% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     CO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                 PAGE 7 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------


   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 1, L.L.C.

   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                 PAGE 8 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 2, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon

   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14       TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                 PAGE 9 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 3, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon

   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 10 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 4, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                               PAGE 11 OF _ PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

                  Peregrine Equities 5, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                       250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000  shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 12 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 6, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 13 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 7, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 14 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 8, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 15 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 9, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares

   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 16 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Equities 10, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon

   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       250,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      250,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     250,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.5% (.95% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 17 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peregrine Investment Capital, L.L.C.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Oregon

   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                     1,000,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                    1,000,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,000,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                       [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     14.5% (3.8% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 18 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Dain Rauscher Custodian f/b/o Brent Stahl S.E.P. (IRA)
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
    5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS  2(d) or 2(e)
                                                                         []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       12,500 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      12,500 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,500 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.2% (.05% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 19 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Mussie Gellis
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       25,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      25,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     25,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4% (.095% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 20 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Dorothy Cohen
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       25,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      25,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     25,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4% (.095% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 21 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Angela Joy Coppola
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       12,500 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      12,500 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,500 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2% (.048% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 22 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109_
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Janet Franklin
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       5,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      5,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1% (.019% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 23 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Dennis Dautel
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       175,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      175,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     175,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.5% (.66% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 24 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Ramsdell Family Trust
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      California
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       353,467 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      353,467 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     353,467 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.9% (1.3% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     OO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 25 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            David Rocker
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       150,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      150,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     150,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.1% (.57% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 26 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Kaylen Silverberg
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       45,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      45,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     45,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.6% (.17% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 27 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Leon Horowitz
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       15,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      15,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     15,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2% (.057% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 28 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------


   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            First Madison Holdings, LLP
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Texas
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       10,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      10,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     10,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1% (.038% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     PN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 29 OF 99 PAGES
--------------------------------------------------------------------------------
                             CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Irving Solomon
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       10,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      10,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     10,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1% (.038% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 30 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Rosewood Partners LP
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Illinois
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       125,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      125,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     125,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.8% (.47% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     PN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 31 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Peter Guber
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                          United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       25,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      25,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     25,000 shares.
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4% (.095% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 32 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Courtney Campbell
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       5,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      5,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1% (.019% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 33 OF 99 PAGES
--------------------------------------------------------------------------------
                              CSUIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Stark Investments L.P.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                       Washington
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       100,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      100,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     100,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.4% (.38% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     PN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 34 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Ron Barshop
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       12,500 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      12,500 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,500 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2% (.048% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 35 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Henry Gellis
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       25,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      25,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     25,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4% (.095% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 36 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            G. Tyler Runnels
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      United States of America
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       25,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      25,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     25,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4% (.095% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     IN
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
                                PAGE 37 OF 99 PAGES
--------------------------------------------------------------------------------
                              CUSIP NO. 903 38Y 109
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   1        NAME OR REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSON

            Paribas North America, Inc.
   -----------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)   []

                                                                  (b)   []
   -----------------------------------------------------------------------------
   3        SEC USE ONLY

   -----------------------------------------------------------------------------
   4        SOURCE OF FUNDS*  OO

   -----------------------------------------------------------------------------
   5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)
                                                                        []
   -----------------------------------------------------------------------------
   6        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      Delaware
   -----------------------------------------------------------------------------
         NUMBER OF        7       SOLE VOTING POWER

           SHARES                       1,000,000 shares
                          ------------------------------------------------------
                          8       SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                      0 (See Response to Item 5)
                          ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER
            EACH

         REPORTING                      1,000,000 shares
                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER
           PERSON

            WITH                        0 (See Response to Item 5)
   -----------------------------------------------------------------------------
   11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,000,000 shares
   -----------------------------------------------------------------------------
   12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*
                                                                      [ ]
   -----------------------------------------------------------------------------
   13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.7% (3.8% on a fully diluted basis, See Appendix B)
   -----------------------------------------------------------------------------
   14          TYPE OF REPORTING PERSON*

                     CO
   -----------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1.  SECURITY AND ISSUER.

      This statement on Schedule 13D relates to the common stock, no par value (the "Common Stock"), of USOL Holdings, Inc., an Oregon corporation, f/k/a FirstLink Communications, Inc. (the "Company"), and is being filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      The address of the principal executive offices of the Company is 10300 Metric Boulevard, Austin, Texas 78758.

ITEM 2.  IDENTITY AND BACKGROUND.

(a) This Statement is hereby filed by the following named persons (collectively, the "Reporting Persons"):

      General Motors Corporation, a Delaware corporation ("GM"), as Parent
        Holding Company of GMAC Commercial Mortgage Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of GM
      AGL Investment No. 8 Limited Partnership
      Aspen Foxtrot Investments, LLC
      Aspen Online Investments, LLC
      German American Capital Corporation
      Peregrine Equities 1, L.L.C.
      Peregrine Equities 2, L.L.C.
      Peregrine Equities 3, L.L.C.
      Peregrine Equities 4, L.L.C.
      Peregrine Equities 5, L.L.C.
      Peregrine Equities 6, L.L.C.
      Peregrine Equities 7, L.L.C.
      Peregrine Equities 8, L.L.C.
      Peregrine Equities 9, L.L.C.
      Peregrine Equities 10, L.L.C.
      Peregrine Investment Capital, L.L.C.
      Dain Rauscher Custodian f/b/o Brent Stahl SEP (IRA)
      Mussie Gellis
      Dorothy Cohen
      Angela Joy Coppola
      Janet Franklin
      Dennis Dautel
      Ramsdell Family Trust
      David Rocker
      Kaylen Silverberg
      Leon Horowitz
      First Madison Holdings, LLP
      Irving Solomon

      Rosewood Partners LP
      Peter Guber
      Courtney Campbell
      Stark Investments LP
      Ron Barshop
      Henry Gellis
      G. Tyler Runnels
      Paribas North America, Inc.

(b) - (f) The information required by these items is attached hereto for each of the Reporting Persons as Appendix A.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      Each of the Reporting Persons owned (a) shares of the Series A Convertible Preferred Stock and/or Series B Convertible Preferred Stock (which is non-voting) of USOL Holdings, Inc., a Delaware corporation ("Old USOL") and/or
(b) common stock of Old USOL and/or (c) a warrant to purchase shares of common stock of Old USOL. Each share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and common stock of Old USOL are exchangeable for a like number of shares of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock of the Company, respectively, and each warrant of Old USOL was converted into a warrant to purchase the same number of shares of Common Stock of the Company (the "Warrants") in connection with the merger of Old USOL and the Company.

ITEM 4.  PURPOSE OF THE TRANSACTION.

      Old USOL and the Company entered into an Agreement and Plan of Merger and Reorganization dated as of July 21, 1999 (the "Merger Agreement"), pursuant to which Old USOL would merge with and into the Company (the "Merger"). The Merger was effected on December 22, 1999 by the filing of the applicable documents with the Secretary of State of the State of Oregon and the Secretary of State of the State of Delaware.

      Under the terms of the Merger Agreement, (a) in exchange for each share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and common stock of Old USOL, the applicable Reporting Persons receive one share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock of the Company, respectively, and (b) for each warrant to purchase shares of common stock of Old USOL, the applicable Reporting Persons receive their respective Warrant. Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing the liquidation preference by the then applicable conversion price. The liquidation preference equals $25.00 and the conversion price equals $2.00 per share, as adjusted. Each share of Series B Convertible Preferred Stock is also convertible into one share of Series A Convertible Preferred Stock.

      As part of the Reporting Persons' acquisition of the stock of Old USOL, each of the Reporting Persons entered into an Agreement Among Investors dated July 21, 1999 (the "Investor Agreement"). Under the terms of the Investor Agreement, the Reporting Persons made certain agreements relating to the voting and transfer of their respective shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of Old

USOL, which the parties further agreed would apply to their shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company upon consummation of the Merger. Under the Investor Agreement, the Reporting Persons agreed that in advance of any matter requiring the vote of the Company's stockholders, the Reporting Persons would hold a meeting where the holders of the Series A Convertible Preferred Stock (the "Voting Investors") would vote among themselves to determine the collective course of action of the Reporting Persons. The Reporting Persons holding more than 50% of all Voting Percentage Interests (as such number is calculated in accordance with the Investor Agreement) shall constitute a quorum at any meeting of the Reporting Persons. A vote of more than 50% of the percentage interests held by the Voting Investors shall be the act of the Reporting Persons at any meeting (the "Desired Outcome").

      Each of the Reporting Persons further agreed to vote its shares of the Company consistent with the Desired Outcome. If there is no Desired Outcome determined by the Reporting Persons, then the Reporting Persons are entitled to vote their shares as they deem appropriate at any meeting of the stockholders of the Company.

      In addition, each of GMAC Commercial Mortgage Corporation, Aspen Foxtrot Investments, LLC, Peregrine Equities 1, L.L.C. - Peregrine Equities 10, L.L.C. (acting together), and AGL Investments No. 8 Limited Partnership is entitled, subject to certain limitations, to designate an individual to serve as director of the Company and each of the Reporting Persons has agreed to vote its shares in favor of such director nominee.

      Except for certain permitted transfers, the Investor Agreement further provides that for a period of one year from the date of the Merger, such Reporting Person will not transfer any of the shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock of the Company owned by such Reporting Person. The "permitted transfers" include the following: a Reporting Person may (a) subject to and in accordance with the terms of the preferred stock, convert within the one year period following the date of the Merger, up to 25% of its shares of preferred stock into common stock, and, to the extent permitted under applicable securities laws, such common stock may be sold publicly, (b) transfer all or any part of such Reporting Person's preferred stock to one or more affiliates, employees or directors of such Reporting Person, (c) transfer the preferred stock in connection with any exchange, reclassification or other conversion of shares into cash, securities or other property pursuant to a merger or consolidation of the Company or any of its subsidiaries with, or any sale or transfer by the Company or any of its subsidiaries of all or substantially all of its assets to any person, (d) transfer such Reporting Person's preferred stock in connection with any statutory share exchange or recapitalization of the Company, and (e) transfer such Reporting Person's preferred stock in connection with the terms of the tag-along rights provision and drag-along rights provision of the Investor Agreement.

      Other than in connection with a "permitted transfer" described above or a transfer pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, if at any time a Reporting Person desires to transfer any shares of the Company, the selling investor is required to give notice to the remaining Reporting Persons of an offer to sell. Each of the remaining investors has 15 days to accept the offer on the terms set forth in the notice. There is no obligation to sell any shares unless one or more of the other investors purchases all, but not less than all, of the shares offered. If investors deliver notices electing to purchase shares in excess of the number of shares offered, then the accepting investors have the right to purchase the shares on a pro rata basis. If the shares are not purchased by the remaining investors, then the selling investor may sell to a third party on the same terms. However, prior to such sale, the selling investor is required to offer to each remaining investor the opportunity to sell such investor's shares on the same terms.

      Other than in connection with a "permitted transfer" described above or a transfer pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, if at any time Reporting Persons holding a majority of the securities subject to the Investor Agreement, calculated on a fully-converted basis, desire to transfer all or any part of their securities, which would result in the sale of at least 20% of the voting stock of the Company and the person or group acquiring the stock will become the beneficial owner of a greater percentage of voting capital stock, determined on a fully-converted basis, than any other person or group, each of the other Reporting Persons shall be required to sell all, but not less than all, of their respective shares to the same party on the same terms as the transferring investors.

      Unless otherwise provided by the Investor Agreement in certain circumstances, the Investor Agreement applies only to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock of the Company. Except in certain circumstances, upon conversion of preferred stock to common stock, the stock so converted shall not be bound by the provisions of the Investor Agreement.

      Except as described above in this Item 4, the Reporting Persons do not have any plans or proposals that relate to or would result in any of the actions or events specified in clauses (a) through (j) of Item 4 of Schedule 13D. Notwithstanding the foregoing, the Reporting Persons may determine to change their intent with respect to the Company at any time in the future. Each Reporting Person reserves the right to acquire additional securities of the Company in the open market, in privately negotiated transactions (which may be with the Company or with third parties) or otherwise, to dispose of all or a portion of its holdings of securities of the Company or to change its intention with respect to any or all of the matters referred to in this Item 4.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a) Based on information provided to the Reporting Persons by the Company, there were 6,883,779 shares of Common Stock of the Company outstanding on December 28, 1999 (including the shares to be issued to the common stockholders of Old USOL). By virtue of the Investor Agreement, the Reporting Persons may be deemed to constitute a "group" (within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If so, each of the Reporting Persons would be deemed part of a group beneficially owning 18,500,000 shares of the Common Stock under the Investor Agreement. Each of the Reporting Persons, for the purposes of
Section 13(d) of the Exchange Act, expressly disclaims any beneficial ownership of any shares of Common Stock which may be deemed beneficially owned by them as a result of membership in a group with the other Reporting Persons.

The remaining information required by items (a)-(e) is set forth on Appendix B attached hereto.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

The following description is a summary only, and is qualified in its entirety by reference to the agreements attached as exhibits hereto.

      In addition to the contracts and agreements described in Item 4 above, the Reporting Parties have certain registration rights with respect to the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and upon exercise of any Warrant held by any Reporting Party (collectively, the "Registrable Securities"), pursuant to a preferred stockholder registration rights agreement (the "Preferred Registration Rights Agreement") and a common stockholder and warrant holder registration rights agreement (the "Common and Warrant Registration Rights Agreement"), respectively, each dated as July 21, 1999 among the Company and each stock and warrant holder party thereto. Those Reporting Persons currently holding Common Stock also have the benefit of the Common and Warrant Registration Rights Agreement.

      Pursuant to the Preferred Registration Rights Agreement, the Reporting Parties holding more than 20% of the Common Stock issued or issuable upon conversion of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock that has not already been registered and sold pursuant to these registration rights, at any time after the first to occur of
(a) 180 days after the closing of the merger or (b) 180 days after a Qualified IPO (as defined in the Preferred Registration Rights Agreement), demand registration of the Registrable Securities relating to the Series A Convertible Preferred Stock. The Reporting Parties are entitled to five demand registrations.

      Pursuant to the Common and Warrant Registration Rights Agreement, if holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock exercise their demand registration rights under the Preferred Registration Rights Agreement, those Reporting Parties holding Warrants and/or Common Stock may demand registration of the Registrable Securities relating to the Warrant and such Common Stock.

      These demand rights are, under both the Preferred Registration Rights Agreement and the Common and Warrant Registration Rights Agreement, subject to the Company's right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. In addition, under both the Preferred Registration Rights Agreement and the Common and Warrant Registration Rights Agreement, the Reporting Parties party thereto have the right to piggyback on certain registrations for public offerings of the Company's securities.

      Other than the Preferred Registration Rights Agreement and the Common and Warrant Registration Rights Agreement and the other agreements described in Item 4 above, there are no contracts, arrangements, understandings, or relationships between the Reporting Parties or, to the best of their knowledge, any executive officer or director of the Reporting Parties, and any other person with respect to any securities of the Company, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies. Except for the shares held by Peregrine Investment Capital, LLC, the securities acquired by the Reporting Persons are not pledged or otherwise subject to a contingency the occurrence of which would give another person voting power or investment power over such securities.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

99.1 Agreement Among Investors dated July 21, 1999 by and among the Reporting Persons.

99.2 Certificate of Designation of Series A Convertible Preferred Stock, filed with the Oregon Secretary of State on December 21, 1999.

99.3 Certificate of Designation of Series B Convertible Preferred Stock, filed with the Oregon Secretary of State on December 21, 1999.

99.4 Agreement and Plan of Merger and Reorganization dated July 21, 1999 by and between FirstLink Communications, Inc. and USOL Holdings, Inc.

99.5  Preferred Stockholder Registration Rights Agreement.

99.6  Common Stockholder and Warrant Holder Registration Rights Agreement.

Agreement

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 1999

                                    AGL INVESTMENTS NO. 8 LIMITED PARTNERSHIP

                                          BY:  AGLP NO. 8 LIMITED PARTNERSHIP
                                                ITS GENERAL PARTNER

                                                BY:  AGLGP  NO. 8, INC.,
                                                      ITS GENERAL PARTNER

                                                By: /S/ DAVID B. AGNEW
                                                    ---------------------------
                                                      Name: David B. Agnew
                                                      Title: President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 3, 2000

                                   GENERAL MOTORS CORPORATION, AS PARENT
                                   HOLDING COMPANY OF GMAC COMMERCIAL MORTGAGE
                                   CORPORATION

                                   By:  /s/  JOHN D. FINNEGAN
                                       ---------------------------------------
                                        Name: John D. Finnegan
                                        Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                    ASPEN FOXTROT INVESTMENTS, LLC

                                    By:   Aspen Enterprises, LTD.,
                                          Its Manager

                                          By: /S/ RONALD A. HOUSE
                                              ---------------------------------
                                               Name: Ronald A. House

                                               Title: Vice President/Chief
                                                      Operating Officer

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 1999

                                    ASPEN ONLINE INVESTMENTS, LLC

                                    By:   Aspen Enterprises, LTD.,
                                          Its Manager

                                          By:   /S/ RONALD A. HOUSE
                                               -------------------------------
                                               Name: Ronald A. House
                                               Title: Vice President/Chief
                                                      Operating Officer

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement relataing to German American Capital Corporation or agreements to which German American Capital Corporation is a party is true, complete and correct.

Date: January 3, 2000

                                      GERMAN AMERICAN
                                      CAPITAL CORPORATION

                                      By:  /s/ RICHARD FERGUSON
                                         -------------------------------
                                           Name: Richard Ferguson
                                           Title:  Chairman and Vice President

                                      By:  /s/ JOHN C. CIPRIANI
                                         -------------------------------
                                           Name:  John C. Cipriani
                                           Title:  Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                           SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 1, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            ------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 2, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            ------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 3, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By:  /S/ DANIEL J. ALDERMAN
                             -----------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 4, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By:  /S/ DANIEL J. ALDERMAN
                             -----------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 5, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            ------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 6, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            -------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 7, L.L.C.

                        BY:  PEREGRINE EQUITIES HOLDINGS, LLC, MEMBER
                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            -------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 8, L.L.C.

                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            -------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 9, L.L.C.

                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            -------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE EQUITIES 10, L.L.C.

                        BY:  PEREGRINE CAPITAL, INC., MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            -------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                        PEREGRINE INVESTMENT CAPITAL, L.L.C.

                        BY:  PEREGRINE HOLDINGS (OREGON), LTD.,
                             ITS MANAGER

                        By: /S/ DANIEL J. ALDERMAN
                            -------------------------------------------
                             Name:  Daniel J. Alderman
                             Title:  Executive Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          DAIN RAUSCHER CUSTODIAN

                                          F/B/O BRENT STAHL SEP

                                          By: /S/ BRENT STAHL
                                              ------------------------

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                           SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 3, 2000
                                          /s/ MUSSIE GELLLIS
                                          ---------------------------
                                          MUSSIE GELLIS

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          /S/ DOROTHY COHEN
                                          ------------------------
                                          DOROTHY COHEN


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 1999

                                          /S/ ANGELA JOY COPPOLA
                                          ---------------------------
                                          ANGELA JOY COPPOLA

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 3, 2000

                                          /s/ HENRY GELLIS as power of attorney
                                          ---------------------------
                                          JANET FRANKLIN

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 1999

                                          /S/ DENNIS DAUTEL
                                          ------------------------
                                          DENNIS DAUTEL

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          RAMSDELL FAMILY TRUST

                                          By: /S/ W. ROBERT RAMSDELL, TRUSTEE
                                              -------------------------------
                                                Name:  W.Robert Ramsdell
                                                Title:  Trustee

                                          By: /S/ MARJORIE RAMSDELL, TRUSTEE
                                              -------------------------------
                                                Name:  Marjorie Ramsdell
                                                Title:  Trustee

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          /S/ DAVID ROCKER
                                          -----------------------------
                                          DAVID ROCKER

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          /S/ KAYLEN SILVERBERG
                                          ---------------------------
                                          KAYLEN SILVERBERG

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          /S/ LEON HOROWITZ
                                          -----------------------------
                                          LEON HOROWITZ

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          FIRST MADISON HOLDINGS, LLP

                                          By:  /S/ TERRY JONES
                                              -----------------------------
                                               Name: Terry Jones
                                               Title:  Manager

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          /S/ IRVING SOLOMON
                                          -----------------------------
                                          IRVING SOLOMON

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 3, 2000

                                          ROSEWOOD PARTNERS L.P.

                                          By:  /S/ SCOTT MAENTZ
                                              -----------------------------
                                                Scott Maentz
                                                Its General Partner

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 1, 2000

                                          /S/ PETER GUBER
                                          ---------------------------
                                          PETER GUBER

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 29, 1999

                                          /S/ COURTNEY CAMPBELL
                                          -----------------------------
                                          COURTNEY CAMPBELL

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 1999

                                          STARK INVESTMENTS L.P.

                                          By:  /S/ ROBERT STARK
                                              -----------------------------
                                               Name: Robert Stark
                                               Title: General Partner

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 31, 1999

                                             /S/ RON BARSHOP
                                          ---------------------------
                                          RON BARSHOP

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 3, 2000

                                          /s/ HENRY GELLIS
                                          ---------------------------
                                          HENRY GELLIS

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 1999

                                           /S/ G. TYLER RUNNELS
                                          ---------------------------
                                          G. TYLER RUNNELS


      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

AGREEMENT

This Schedule 13D is filed on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement relating to Paribas North America, Inc. or agreements to which Paribas North America, Inc. is a party is true, complete and correct.

Date: January 3, 2000

                                          PARIBAS NORTH AMERICA, INC.

                                          By:/s/ GEORGE T. DEASON
                                             -----------------------------
                                               Name: George T. Deason
                                               Title: Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statements, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                           APPENDIX A

1. (a) -(c) AGL Investments No. 8 Limited Partnership, a Colorado limited partnership ("AGL Investments"). The principal business of AGL Investments is investing in equity and other securities. AGL Investments' address of its principal business and principal office is 1050 17th Street, Suite 1200, Denver, Colorado 80265. The general partner of AGL Investments is AGLP No. 8 Limited Partnership, a Colorado limited partnership ("AGLP L.P.") and the general partner of AGLP L.P. is AGLPGP No. 8, Inc. (together with AGLP L.P., the "General Partners"). Set forth on Schedule I hereto are the names, business addresses and titles of each of the directors and executive officers of AGLPGP No. 8, Inc. The principal business of each of the directors and executive officers of AGLPGP No. 8 is acting as executive officer of companies in the Amstar Group, Ltd. The principal business of each of the General Partners is to act as the general partner of investment partnerships of the Amstar Group, Ltd.. The General Partners' address of their respective principal business and principal office is 1050 17th Street, Suite 1200, Denver Colorado 80265.

      (d) During the past five years, neither AGL Investments, nor either General Partner, has been convicted in any criminal proceeding.

      (e) During the past five years, neither AGL Investments, nor either General Partner, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (f) To the best knowledge of AGL Investments No. 8 Limited Partnership, each of the directors and executive officers of AGLPGP No. 8, Inc. is a citizen of the United States of America.

2.    (a)   This Statement is being filed by General Motors Corporation, a
            Delaware corporation ("General Motors" or "GM") as Parent Holding
            Company of GMAC Commercial Mortgage Corporation, a Delaware corporation ("GMACCMC"). GMACCMC is a wholly-owned subsidiary of GMAC Commercial Holding Corp., a Nevada corporation, which is a wholly-owned subsidiary of GMAC Mortgage Group, Inc., a Michigan corporation, which is a wholly-owned subsidiary of General Motors
            Acceptance Corporation, a Delaware corporation, which is a wholly-owned subsidiary of GM.

      (b) GM's business address is 100 Renaissance Center, Detroit, Michigan 48243-7301. The names, business addresses and principal businesses of each of the directors and executive officers of GM are set forth on Schedule II hereto and incorporated by reference herein.

      (c) General Motors is engaged in the design, manufacturing and marketing of cars, trucks, locomotives, and heavy duty transmissions and related parts and accessories, and financing and insurance operations.

      (d) During the past five years, neither GM nor, to the best of its knowledge, any of its executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      (e) During the past five years, neither GM nor, to the best of its knowledge, any of its executive officers or directors has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceedings was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (f) To the best knowledge of GM, each of its executive officers and directors is a United States citizen, other than Nobuyuki Idei, who is a citizen of Japan, Percy N. Barnevik, who is a citizen of Sweden, and Eckhard Pfeiffer, who is a citizen of Germany.

3.    (a)   Aspen Foxtrot Investments, LLC, a Michigan limited liability company

      (b) c/o Aspen Enterprises, Ltd., 2757 44th Street, Suite 306, Grand Rapids, MI 49509

      (c) Aspen Foxtrot Investments' principal business is its investment in the Company

      (d) During the past five years, neither Aspen Foxtrot Investments, nor, to the best knowledge of Aspen Foxtrot Investments, managers, nor any directors or executive officers thereof, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (e) The name, citizenship, business address and principal occupation or employment of each manager of Aspen Foxtrot Investments and any director or executive officer thereof is set forth below:

            (a) Ronald A. House, member of Aspen Foxtrot; Vice President and Chief Operating Officer of Aspen Enterprises, Ltd., a manager of Aspen Foxtrot

            (b) Ronald House is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, Michigan 49509

            (c)   United States Citizen

            (a)   Robert A. Haveman, member and manager of Aspen Foxtrot
            (b) Mr. Haveman is the President, Treasurer and Manager of EDP Management Co., LLC, 190 S. River Avenue, Suite 300, Holland, MI 49423
            (c)   United States Citizen

            (a) Ronald A. Piasecki, director, vice present and secretary of Aspen Enterprises, Ltd., a manager of Aspen Foxtrot
            (b) Ronald Piasecki is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, Michigan 49509
            (c)   United States Citizen

            (a)   Arlyn J. Lanting, director, vice present and treasurer of
                  Aspen Enterprises, Ltd., a manager of Aspen Foxtrot
            (b)   Arlyn Lanting is employed by Aspen Enterprises, Ltd., 2757
                  44th Street, Suite 104, Grand Rapids, Michigan 49509
            (c)   United States Citizen

            (a) James R. Lanting, director and president of Aspen Enterprises, Ltd., a manager of Aspen Foxtrot
            (b) James Lanting is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, Michigan 49509
            (c)   United States Citizen

            (a) Leon P. DeVisser, director and vice president of Aspen Enterprises, Ltd., a manager of Aspen Foxtrot
            (b) Leon P. DeVisser is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, Michigan 49509
            (c)   United States Citizen

3A.   (a)   Aspen Online Investments, LLC, a Michigan limited liability company
      (b)   c/o Aspen Enterprises, Ltd., 2757 44th Street, Suite 306, Grand
            Rapids, MI 49509
      (c)   Aspen Online Investments' principal business is its investment in the Company
      (d)   During the past five years, neither Aspen Online Investments, nor, to the best knowledge of Aspen Online Investments, members, managers, nor any directors or executive officers thereof, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   The name, citizenship, business address and principal occupation or employment of each manager of Aspen Online Investments and any director of executive officer thereof is set forth below:

      (a) Ronald A. House, member of Aspen OnLine; Vice President and Chief Operating Officer of Aspen Enterprises, Ltd., a manager of Aspen OnLine
      (b) Ronald House is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, MI 49509
      (c)   United States Citizen

      (a)   Robert A. Haveman, member and manager of Aspen OnLine
      (b) Mr. Haveman is the President, Treasurer and Manager of EDP Management Co., LLC, 190 S. River Avenue, Suite 300, Holland, MI 49423
      (c)   United States Citizen

      (a) Ronald A. Piasecki, director, vice present and secretary of Aspen Enterprises, Ltd., a manager of Aspen OnLine
      (b)   Ronald Piasecki is employed by Aspen Enterprises, Ltd., 2757
            44th Street, Suite 104, Grand Rapids, Michigan 49509
      (c)   United States Citizen

      (a) Arlyn J. Lanting, director, vice present and treasurer of Aspen Enterprises, Ltd., a manager of Aspen OnLine
      (b) Arlyn Lanting is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, Michigan 49509
      (c)   United States Citizen

      (a) James R. Lanting, director and president of Aspen Enterprises, Ltd., a manager of Aspen OnLine
      (b) James Lanting is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, Michigan 49509
      (c)   United States Citizen

      (a) Leon P. DeVisser, director and vice president of Aspen Enterprises, Ltd., a manager of Aspen OnLine
      (b) Leon DeVisser is employed by Aspen Enterprises, Ltd., 2757 44th Street, Suite 104, Grand Rapids, MI 49509
      (c)   United States Citizen

4.    (a)   German American Capital Corporation, a Maryland corporation
      (b)   c/o Deutsche Bank Securities, Inc., 31 West 52nd Street, New York,
            NY 10019
      (c)   The principal business of German American Capital Corporation is the purchasing and holding of loans from financial institutions and the securitization of loans and mortgages.
      (d)   During the past five years, neither German American Capital
            Corporation, nor, to the best knowledge of German American Capital
            Corporation, its directors or executive officers, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (e) The name, citizenship, business address and principal occupation or employment of each director and executive officer of German American Capital Corporation is set forth below (the business address of each individual is 31 West 52nd Street, New York, New York 10019):

-------------------------------------------------------------------------------
Name/Position                   Citizenship       Present Principal  Occupation
                                                  or  Employment  and  Name and
                                                  Address of Employer
-------------------------------------------------------------------------------
Richard Ferguson/Chairman      United States of    Business Executive
and Vice President             of America

Gary Handel/Director           United States of    Business Executive
and Treasurer                  America

Richard Uhlig/Director and     United States of    Business Executive
Vice President                 America

Joel Horne/Director and Vice   United States of    Business Executive
President                      America

Donna Milrod/Director and      United States of    Business Executive
President                      America


5.    (a)   Peregrine Equities 1, L.L.C. - Peregrine Equities 7, L.L.C.
            (inclusive).
      (b)   Boardwalk Plaza, 9725 SW Beaverton Hillsdale Hwy, Ste 350,
            Beaverton, OR 97005
      (c)   The principal business of Peregrine Equities 1, L.L.C. - Peregrine
            Equities 7, L.L.C. is the investment in the Company. The Manager and sole Member of each of Peregrine Equities 1, L.L.C. - Peregrine
            Equities 7, L.L.C. is Peregrine Equities Holdings, L.L.C., an Oregon limited liability company ("PEH"). The Manager of PEH is Peregrine
            Capital, Inc. ("PCI"). The sole Member of PEH is Peregrine
            Investment Capital, L.L.C. ("PIC"). The Manager of PIC is Peregrine
            Holdings (Oregon) Ltd. ("PHL"). The controlling member of PIC is
            Hampton Holdings, L.L.C. ("HHL"). The members of HHL are Linda Rose,
            Daniel J. Alderman, Rose Childrens' Trust and Alderman Childrens
            Trust. Linda Rose is a consultant to PIC. The address of each member of HHL is 9725 SW Beaverton Hillsdale Hwy, Suite 350, Beaverton,
            Oregon 97005.
      (d)   During the past five years, neither Peregrine Equities 1, L.L.C -
            Peregrine Equities 7, L.L.C. (inclusive), nor, to the best knowledge of each such entity, its directors or executive officers, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   The name, citizenship, business address and principal occupation or employment of each director and executive officer of Peregrine
            Holdings (Oregon) Ltd. is set forth below (the citizenship of each individual listed below is the United States):

      --------------------------------------------------------------------------------------
      Name/Position                 Principal Occupation        Address
      --------------------------------------------------------------------------------------
      Roy Rose/Directorand          Business Executive          9725 SW Beaverton
      President and Chief                                       Hillsdale Hwy, Suite 350,
      Executive Officer                                         Beaverton, Oregon 97005

      Daniel J. Alderman/Director   Business Executive          9725 SW Beaverton
      and Executive Vice                                        Hillsdale Hwy, Suite 350,
      President, Chief Financial                                Beaverton, Oregon 97005
      Officer and Secretary

      Janet Spuck/Director          WSU Instructor and          9725 SW Beaverton
                                    Advisor                     Hillsdale Hwy, Suite 350,
                                                                Beaverton, Oregon 97005

      Robert I. Miller/Director     Business Executive          9725 SW Beaverton
                                                                Hillsdale Hwy, Suite 350,
                                                                Beaverton, Oregon 97005

      (f) The name, citizenship, business address and principal occupation or employment of each director and executive officer of Peregrine Capital, Inc. is set forth below(the citizenship of each individual listed below is the United States):

---------------------------------------------------------------------------------------------
Name/Position                   Principal Occupation           Address
---------------------------------------------------------------------------------------------
Roy Rose/Directorand Chief      Business Executive             9725 SW Beaverton  Hillsdale
Executive Officer                                              Hwy, Suite 350, Beaverton,
                                                               Oregon 97005

Daniel J. Alderman/Director     Business Executive             9725 SW Beaverton Hillsdale
and Executive Vice President,                                  Hwy, Suite 350, Beaverton,
Chief  Financial Officer and                                   Oregon 97005
Secretary

Norman P. Daniels/Director      President G.I. Joe's Inc.      9805 Boeckman Road,
                                                               Wilsonville, OR 97070

Allan A. Fulsher/General        General Counsel                9725 SW Beaverton Hillsdale
Counsel                                                        Hwy, Suite 350, Beaverton,
                                                               Oregon 97005

John B. DesCamp, Jr./           President and Chief            9725 SW  Beaverton  Hillsdale
President and Chief             Operating Officer              Hwy, Suite 350, Beaverton,
Operating Officer                                              Oregon 97005

T. Renee Stemper/Controller     Controller                     9725 SW Beaverton Hillsdale
                                                               Hwy, Suite 350, Beaverton,
                                                               Oregon 97005


      (a) Peregrine Equities 8, L.L.C. - Peregrine Equities 10, L.L.C. (inclusive).
      (b) Boardwalk Plaza, 9725 SW Beaverton Hillsdale Hwy, Ste 350, Beaverton, OR 97005
      (c) The principal business of Peregrine Equities 8, L.L.C. - Peregrine Equities 10, L.L.C. is the investment in the Company. The Manager of each of Peregrine Equities 8, L.L.C. - Peregrine Equities 10, L.L.C. is Peregrine Capital, Inc., an Oregon corporation. The sole member of Peregrine Equities 8, L.L.C. - Peregrine Equities 10, L.L.C. is Wells Fargo Bank, TTEE FBO

            Stoel Rives LLP Retirement Plan for Richard A. Hayden #008323, c/o Wells Fargo Bank, PO Box 91070, Employee Benefit Trust, MAC 6540-066, Seattle, WA 98111
      (d) During the past five years, neither Peregrine Equities 8, L.L.C - Peregrine Equities 10, L.L.C. (inclusive), nor, to the best knowledge of each such entity, its directors or executive officers, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

6.    (a)   Dain Rauscher Custodian f/b/o Brent Stahl SEP (IRA)
      (b)   301 Congress Avenue, Ste 2200, Austin, Texas 78701
      (c)   Mr. Stahl is an attorney with Stahl, Martens & Bernal, LLP, 7320 N.
            MoPac, Suite 211, Austin, Texas 78731
      (d)   During the past five years, neither Dain Rauscher Custodian f/b/o
            Brent Stahl SEP nor Brent Stahl, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

7.    (a)   Mussie Gellis
      (b)   215 E. 68th Street, Apt. 21E, New York, NY  10021
      (c)   Housewife
      (d)   During the past five years, Mussie Gellis has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

8.    (a)   Dorothy Cohen
      (b)   2017 S. Ocean Drive, Apt. 1002, Hallandale, Florida 33009
      (c)   Retired
      (d)   During the past five years, Dorothy Cohen, has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

9.    (a)   Angela Joy Coppola
      (b)   1000 Mason Street, San Francisco, California 94108
      (c)   Ms. Coppola is employed as an Apparel Manufacturer at 1000 Mason
            Street, San Francisco, California 94108.
      (d)   During the past five years, Angela Joy Coppola has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

10.   (a)   Janet Franklin
      (b)   19 Ormadale Road, Yeronga 4104, Queensland, Australia
      (c)   Ms. Franklin is self-employed as a real estate investor
      (d)   During the past five years, Janet Franklin has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

11.   (a)   Dennis Dautel
      (b)   248 Addie Roy Road, Austin, Texas 78746
      (c)   Mr. Dautel is currently employed as an Investor with Dunamis
            Ventures, 248 Addie Roy Road, Austin, Texas 78746
      (d)   During the past five years, Dennis Dautel has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

12.   (a)   Ramsdell Family Trust, organized under the laws of California, the trustees of which are Marjorie Ramsdell and W.R. Ramsdell
      (b)   474 Paseo Miramar, Pacific Palisades, California 90272
      (c)   During the past five years, neither the Ramsdell Family Trust,
            Marjorie Ramsdell or W.R. Ramsdell has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (d)   See (c) above
      (e)   Both Marjorie Ramsdell and W.R. Ramsdell are citizens of the United
            States of America

13.   (a)   David Rocker
      (b)   43 Minnisink Road, Short Hills, NJ 07078
      (c)   Mr. Rocker's employment involves investments and is conducted at
            Rocker Partners LP, 45 Rockefeller Plaza, Suite 1759, New York, New
            York 10111.
      (d)   During the past five years, David Rocker has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

14.   (a)   Kaylen Silverberg
      (b)   3705 Medical Parkway, Suite 420, Austin, Texas 78705
      (c)   Kaylen Silverberg is a doctor whose employment is with Vaughn,
            Silverberg & Associates, 3705 Medical Parkway, Suite 420, Austin,
            Texas 78705.
      (d)   During the past five years, Kaylen Silverberg has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

15.   (a)   Leon Horowitz
      (b)   5239 Braesvalley Drive, Houston, Texas 77096
      (c)   Mr. Horowitz is presently retired.

      (d) During the past five years, Leon Horowitz has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

16.   (a)   First Madison Holdings, LLP
      (b)   First Madison Holdings, LLP is a Texas limited liability
            partnership.
      (c)   The principal business of First Madison Holdings is investments and its address is 4840 Trail Crest, Austin, Texas  78736.
      (d)   During the past five years, neither First Madison Holdings, LLP nor its general partner, Terry Jones, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above

      (a)   The general partner of First Madison Holdings is Terry Jones.
      (b)   Mr. Jones' address is 4840 Trail Crest, Austin, Texas 78735.
      (c) Mr. Jones is employed by the Company at 10300 Metric Boulevard, Austin, Texas 78758.
      (d)   Citizen of the United States of America.


17.   (a)   Irving Solomon
      (b)   7892 Lakewood Drive, Austin, Texas 78750
      (c)   Mr. Solomon is an accountant and is employed by CSA Realty. Mr.
            Solomon's business is conducted at 8305 Shoal Creek Boulevard,
            Austin, Texas 78757.
      (d)   During the past five years, Irving Solomon has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

18.   (a)   Rosewood Partners, LP
      (b)   Illinois
      (c)   Rosewood Partners' principal business is equity investments and the business is conducted at 500 Western Avenue, Ste. 201, Lake Forest,
            Illinois 60045.
      (d)   During the past five years, neither Rosewood Partners, LP nor its general partner, Scott Maentz, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above

      (a)   Scott Maentz is the general partner of Rosewood Partners
      (b) Mr. Maentz's address is 500 Western Avenue, Ste. 201, Lake Forest, Illinois 60045.
      (c) Mr. Maentz is employed by Rosewood Partners at 500 Western Avenue, Ste. 201, Lake Forest, Illinois 60045.
      (d)   Citizen of the United States.

19.   (a)   Peter Guber
      (b)   Mandalay Entertainment, 5555 Melrose Avenue, Hollywood, California
            90038.
      (c)   Mr. Guber is Chairman of Mandalay Entertainment and his business is conducted at 5555 Melrose Avenue, Hollywood, California 90038.
      (d)   During the past five years, Peter Guber has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

20.   (a)   Courtney Campbell
      (b)   439 3rd Avenue, Peltham, New York 10803
      (c)   Housewife
      (d)   During the past five years, Ms. Campbell has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

21.   (a)   Stark Investments, LP
      (b)   Washington
      (c)   Stark Investments' principal business is the business of investing and its address is 735 Northeast 198 Street, Shoreline, Washington
            98155.
      (d)   During the past five years, neither Stark Investments, LP nor Robert
            Stark, its general partner, has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above

      (a)   The general partner of Stark Investments, LP is Robert Stark.
      (b) Mr. Stark's address is 735 Northeast 198 Street, Shoreline, Washington 98155.
      (c)   Mr. Stark is retired.
      (d)   Citizen of the United States of America.

22.   (a)   Ron Barshop
      (b)   Barshop & Associates, 120 Austin Highway, Suite 102, San Antonio,
            Texas 78209.
      (c)   Principal of Barshop & Associates, 120 Austin Highway, Suite 102,
            San Antonio, Texas 78209.
      (d)   During the past five years, Mr. Barshop has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

23.   (a)   Henry Gellis
      (b)   14001 Palawan Way, Marina del Rey, CA  90292
      (c)   Mr. Gellis is an investment adviser whose business is conducted at
            14001 Palawan Way, Marina del Rey, CA 90292
      (d)   During the past five years, Mr. Gellis has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
      (e)   See (d) above
      (f)   Citizen of the United States of America

24.   (a)   G. Tyler Runnels
      (b)   1999 Avenue of the Stars, Suite 2530, Los Angeles, California 90067
      (c)   Mr. Runnels is an investment banker with T.R. Winston & Co. Inc.,
            1999 Avenue of the Stars, Suite 2530, Los Angeles, California 90067.
      (d)   During the past five years, Mr. Runnels has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. (e) See (d) above
            (f) Citizen of the United States of America

25.   (a)   Paribas North America, Inc., a Delaware corporation
      (b)   787 Seventh Avenue, New York, New York 10019
      (c)   The principal business of Paribas North America, Inc. ("PNA") is a holding company through which its parent company, Paribas, a banking organization established under the laws of the Republic of France
            ("Paribas") holds investments in the United States.
      (d)   During the past five years, neither Paribas North America, Inc., nor, to the best knowledge of Paribas North America, its directors or executive officers, has been convicted in any criminal proceeding
            (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (e) The name, citizenship, business address and principal occupation or employment of each director and executive officer of Paribas North America, Inc. is set forth below (Except as otherwise noted, the address of each person below is 787 Seventh Avenue, New York, New York 10019):

---------------------------------------------------------------------------------------------
         Name/Position                   Citizenship           Present Principal Occupation
                                                                or Employment and Name and
                                                                    Address of Employer
---------------------------------------------------------------------------------------------
Dominique Hoenn/Director of PNA         France                 Member of the Board of
                                                               Management of Paribas,  3 rue
                                                               d'Antin, 75002 Paris, France

Bernard Allorent/Director of            France                 Paribas, 3 rue d'Antin,
PNA                                                            75002 Paris, France

Phillippe  Blavior/Director of          United States and      Global Head of Corporate
PNA                                     France                 Banking of Paribas, 3 rue
                                                               d'Antin 75002 Paris, France

David Brunner/Director of PNA           United States          Banker

Alain Louvel/Director of PNA            France                 Paribas, 3 rue d'Antin 75002
                                                               Paris, France

Christian  Manset/Member of the         France                 Member of the Board of
Board of Management                                            Management COMPAGNIE
                                                               FINANCIERE DE PARIBAS

Amaury-Daniel de Seze/Director          France                 Member of Board of
of PNA                                                         Management PARIBAS 3, rue
                                                               d'Antin Paris France

Everett Schenk/Director of PNA          United States          Managing Director of
                                                               Paribas, New York Branch,
                                                               787 Seventh Avenue, New
                                                               York, New York 10019

George T. Deason/Vice                   United States          Vice President, Secretary
President, Secretary and                                       and General Counsel of PNA
General Counsel of PNA

Donna  Kiernan/Chief Financial          United States          Chief Financial Officer of
Officer of PNA                                                 PNA

                                   APPENDIX B

Item 5. (a)

---------------------------------------------------------------------------------------------------------------------
                                                 NO. OF      NO. SHARES
                                NO. SHARES       COMMON      COMMON         NO. SHARES                  % OWNERSHIP
                               PREFERRED STOCK   STOCK       STOCK OF       COMMON                      (FULLY
NAME                            OF COMPANY(1)    WARRANTS    COMPANY(2)     STOCK       % OWNERSHIP     DILUTED)(3)
---------------------------------------------------------------------------------------------------------------------
General Motors Corporation
As Parent Holding Company
of GMAC Commercial Mortgage
Corporation                        398,900        325,000(4)  4,986,250                     43.6%          20.1%

AGL Investment  No. 8
Limited Partnership                398,900(5)                 4,986,250                     42.0%          18.8%

Aspen Foxtrot Investments,
LLC                                180,000                    2,250,000                     24.6%           8.5%

Aspen Online Investments, LLC                      625,000(7)               1,312,500       25.8%           7.3%

German American Capital
Corporation                        140,000(6)                 1,750,000                     20.2%           6.6%

Peregrine Equities 1,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 2,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 3,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 4,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 5,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 6,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 7,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 8,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 9,               20,000                      250,000                      3.5%            .95%
L.L.C.

Peregrine Equities 10,              20,000                      250,000                      3.5%            .95%
L.L.C.

---------------------------------

1 Unless otherwise noted, represents shares of Series A Convertible Preferred Stock.

2 Issuable upon conversion of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, convertible within 60 days of the date hereof.

3 Assumes conversion of all outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Warrants held by persons party to the Investor Agreement.

4     Warrant is exercisable at a current exercise price of $2.00 per share.

5 David B. Agnew is the sole director, president and shareholder of AGLPGP No. 8, Inc., the ultimate general partner of AGL Investments No. 8 Limited Partnership. Mr. Agnew is also a manager of AGL Capital Investments, LLC, and, accordingly, may be deemed to share voting and dispositive power with respect to 87,000 shares of common stock of the Company issuable upon the exercise of warrants held by AGL Capital Investments, LLC, with the other managers thereof. Mr. Agnew disclaims beneficial ownership of shares held of record by AGL Investments No. 8 Limited Partnership and shares issuable upon the exercise of warrants by AGL Capital Investments LLC.

6 Consists of 65,000 Shares of voting Series A Convertible Preferred Stock, which represents 4.9% of the total issued and outstanding shares of Series A Convertible Preferred Stock, and 75,000 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is non-voting.



                                    Page 94


Peregrine Investment
Capital, LLC                                                              1,000,000        14.5%            3.8%

Dain Rauscher Custodian
 f/b/o  Brent Stahl SEP              1,000                     12,500                       0.2%            .05%
(IRA)

Mussie Gellis                        2,000                     25,000                       0.4%            .095%

Dorothy Cohen                        2,000                     25,000                       0.4%            .095%

Angela Joy Coppola                   1,000                     12,500                       0.2%            .048%

Janet Franklin                         400                      5,000                       0.1%            .019%

Dennis Dautel                       14,000                    175,000                       2.5%            .66%

Ramsdell Family Trust,
Marjorie Ramsdell & W.R.
Ramsdell, Trustees                   8,000       120,167(7)   100,000        133,300        4.9%            1.3%

David Rocker                        12,000                    150,000                       2.1%            .57%

Kaylen Silverberg                    3,600                     45,000                       0.6%            .17%

Leon Horowitz                        1,200                     15,000                       0.2%            .057%

First Madison Holdings, LLP            800                     10,000                       0.1%            .038%

Irving Solomon                         800                     10,000                       0.1%            .038%

Rosewood Partners LP                10,000                    125,000                       1.8%            .47%

Peter Guber                          2,000                     25,000                       0.4%            .095%

Courtney Campbell                      400                      5,000                       0.1%            .019%

Stark Investments LP                 8,000                    100,000                       1.4%            .38%

Dan Bauer                           10,000                    125,000                       1.8%            .47%

Ron Barshop                          1,000                     12,500                       0.2%            .048%

Henry Gellis                         2,000                     25,000                       0.4%            .095%

G. Tyler Runnels                     2,000                     25,000                       0.4%            .095%

Paribas North America, Inc.         80,000(8)               1,000,000                      12.7%            3.8%

------------------------

7 Warrant is exercisable at a current exercise price of $5.50 per share.

8 Consists of 80,000 Shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is non-voting.

(b) In the event of any conversion of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock or the exercise of any Warrant, each of the Reporting Persons named in response to Paragraph (a) has, subject to the restrictions set forth in the Investor Agreement, the sole power to vote or to direct the vote of the shares owned by such Reporting Person and the sole power to dispose or to direct the disposition of the shares owned by such Reporting Person. Based on the terms of the Investor Agreement, the Reporting Persons may be deemed to share the power to vote or direct the vote and dispose or direct the disposition of the shares subject to this Schedule 13D. However, each of the Reporting Persons, for purposes of Section 13(d) of the Exchange Act, expressly disclaims any shared voting power or shared disposition power over the shares held by the other Reporting Persons.

(c) There have not been any transactions in the Common Stock effected by or for the account of the Reporting Persons or any of the Reporting Persons' executive officers or directors, if applicable, during the past 60 days, nor has any Reporting Person converted the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock or exercised any Warrant at any time since their acquisition

(d) Each of the Reporting Persons does not know of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds of, the sale of the securities owned by such Reporting Persons or the underlying shares of Common Stock. Disposition of such securities is subject to the restrictions set forth in the Investor Agreement.

(e) Not applicable.

SCHEDULE I


                        DIRECTORS AND EXECUTIVE OFFICERS
                              OF AGLPGP NO. 8, INC.

                                               POSITION WITH
     NAME AND BUSINESS ADDRESS               AGLPGP NO. 8, INC.
     -------------------------               ------------------
     David G. Agnew                          Director and President
     1050 17th Street
     Suite 1200
     Denver, CO  80265


     Kevin J. Martin                         Vice President, Secretary
     1050 17th Street                        and Treasurer
     Suite 1200
     Denver, CO  80265

SCHEDULE II

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                           GENERAL MOTORS CORPORATION

      The name, business address, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each of the directors and executive officers of General Motors Corporation is set forth below. Unless otherwise specified, the business address of each person listed below is 100 Renaissance Center, Detroit, Michigan 48243-7301.


NAME AND BUSINESS                    POSITION WITH GM                PRINCIPAL OCCUPATION, IF
ADDRESS                                                              OTHER THAN AS EXECUTIVE
                                                                     OFFICER OF GM
Percy N. Barnevik                      Director                      Chairman, ABB Asea Brown
ABB Asea Brown Ltd.                                                  Boveri Ltd.
Affolternstasse 44
Box 8131
CH-8050 Zurich, Switzerland

John H. Bryan                          Director                      Chairman and Chief Executive
Sara Lee Corporation                                                 Officer, Sara Lee Corporation
Three First National Plaza,
46th Fl.
Chicago, Il 60602-4260

Thomas E. Everhart                     Director                      Professor Emeritus and Professor of
California Institute of Technology                                   Electrical Engineering and
1200 E. California Blvd.                                             Applied Physics, California
Mail Code 202-31                                                     Institute of Technology
Pasadena, CA 91125

Charles T. Fischer, III                Director

John D. Finnegan                       Executive Vice President;
General Motors Acceptance Corporation  Chairman and President,
767 Fifth Avenue                       General Motors Acceptance
New York, NY  10153                    Corporation

George M. C. Fisher                    Director                      Chairman of the Board,
Eastman Kodak Company                                                Eastman Kodak Company
343 State Street
Rochester, NY 14650-0229

Louis R. Hughes                        Executive Vice President;
                                       New Business Strategies

Nobuyuki Idei                          Director                      President and CEO, Sony
Sony Corporation                                                     Corporation
6-735 Kitashinagawa
Shinagawa-ku Tokyo 141-0001


                                    Page 98


Karen Katen                            Director                      President, Pfizer U.S.
Pfizer Inc.                                                          Pharmaceuticals Group; Executive
235 East 42/nd/ Street                                               V.P., Pfizer Pharmaceuticals
New York, NY 10017-5755                                              Group;

J. Michael Losh                        Executive Vice President;
                                       Chief Financial Officer

J. Willard Marriott, Jr.               Director                      Chairman and Chief Executive
Marriott International, Inc.                                         Officer, Marriott International, Inc.
One Marriott Drive
Washington, D.C. 20058

Ann D. McLaughlin                      Director                      Chairman, The Aspen Institute
The Aspen Institute
133 New Hampshire Ave, NW
Suite 1070
Washington, D.C. 20036

Harry J. Pearce                        Vice Chairman of the Board

Eckhard Pfeiffer                       Director                      President and Chief Executive
Compaq Computer Corp.                                                Officer, Compaq Computer
20555 S. H. 249                                                      Corporation
Houston, TX 77070

John G. Smale                          Director
The Procter & Gamble Company
P.O. Box 599
Mailbox #16
Cincinnati, OH 45201-0599

John F. Smith, Jr.                     Chairman of the Board and
                                       Chief Executive Officer

Louis W. Sullivan                      Director                      President, Morehouse School of
Morehouse School of Medicine                                         Medicine
720 Westview Drive, S.W.
Atlanta, GA 30310-1495

G. Richard Wagoner, Jr.                President, Chief Operating
                                       Officer and Director

Dennis Weatherstone                    Director
c/o J. P. Morgan & Co.,
Incorporated
60 Wall Street, 21/st/ Floor
New York, NY 10260

Ronald L. Zarrella                     Executive Vice President;
                                       President, GM North America


                                    Page 99